EXHIBIT 10.1

OPERATING AND SERVICES AGREEMENT
(English Translation)

Agreement No.: _____

This Operating and Services Agreement (hereinafter the “Agreement”) is entered into by the following parties as of January 5, 2006:

Shanxi Bestlink Management Consulting Co., Ltd. (hereinafter the “Servicing Party”);

Address: 8/F, Beicang Building, Jianshe North Road No76, Taiyuan, Shanxi Province, PRC

Fanshi County Xinyu Iron Resource Co., Ltd. (hereinafter the “Owner”);

Address: Daying Town South, Fanshi County, Shanxi Province, PRC

Shanxi Changchi Enterprise Co., Ltd. (hereinafter “Party C”);

Address: Liuxiang South Road No48,Taiyuan City, Shanxi Province, PRC

Legal Representative: Beicang Hou

Junsheng Wang (hereinafter “Party D”, and collectively with Party C the “Shareholders”)

Personal Identification No.: 142226600516171

Whereas, the Owner has free and clear title to all of the assets (hereinafter the “Assets”) as set forth on Attachment 1;

Whereas, the Servicing Party and its management possess the management “know-how”, marketing channels and networking resources relevant to the Owner’s business operations, and are willing to provide to Owner management consulting services, loans for operating capitals and other services; and

Whereas, Owner desires to retain the services of Servicing Party in accordance with the terms and conditions set forth herein.

Now, therefore, in consideration of the foregoing and of the promises and of the mutual covenants contained herein, the parties agree as follows:

1. Definition.

1.1. Definitive Definitions. In this Agreement the following terms shall have the following meanings, whether used in the singular or plural as appropriate.

“Interest” means the interest from the Servicing Party’s
“Receivable” means all receivables generated by Servicing Party’s management of the Assets;

“Receivable Account” means the designated account to be set up within China by Servicing Party or its designee into which Servicing Party is to deposit all Receivable.

“Receivable Expenses” means all expenses reasonably incurred by Servicing Party in connection with its management services other duties on behalf of Owner, including legal and other fees and costs.

“Deposit Account” means the account to be set up by Owner into which Servicing Party will wire Receivable money into at Owner’s direction.

“Event of Breach” means the events described in Section 8 of this Agreement.

“Governmental Regulation” means the law, regulation, order, opinion, rule, decision and direction of any and all relevant governmental oversight agencies and/or committees.

“Significant Asset” means any asset or class of assets which value is at least ten percent (10%) of Owner’s total assets as of the date of this Agreement.

“Service Fee” means the fee to be paid to Servicing Party in accordance with Section 6.1 of this Agreement.

“Successor Servicing Party” means the party to assume from Servicing Party the services to be provided as set forth in the Agreement, to be mutually agreed upon by Owner and Servicing Party.

1.2. Accounting Terms. Except otherwise set forth herein, all accounting terms used in the Agreement shall be interpreted in accordance with China’s general accepted accounting principles, and all accounting decisions and financial reports to be provided hereunder shall be in accordance with China’s general accounting principles.

2. Appointment of Servicing Party

2.1. Appointment. Pursuant to the terms of this Agreement, Owner hereby appoints Servicing Party, on an exclusive basis, to provide management services, including without limitations the services set forth on Attachment 3, with respect to the Assets, and grants Servicing Party all of Owner’s rights thereunder. Unless permitted under this Agreement, Owner may not terminate the above-described appointment of Servicing Party. Except as otherwise required by law or for obligations entered into prior to this Agreement, Owner and Shareholders agree that Owner may not engage in any transactions during the term of this Agreement that may affect the Assets or Owner’s rights, obligations and business operations (including existing pledges and other liabilities) without the express consent of Servicing Party.

2.2. Independent Contractor. In providing the services as set forth in the Agreement, Servicing Party is an independent contractor, and shall provide the services and take actions on behalf of Owner as such. Nothing in this Agreement shall be construed to mean that Servicing Party and Owner are partners or joint-venturers, or that Servicing Party is an agent of Owner. Servicing Party may retain the services of sub-contractors, which services shall be deemed those to be provided by Servicing Party.

2.3. Acceptable Standard of Service. Servicing Party shall exercise diligence and care and, in accordance with the terms of this Agreement, provide all services as permitted under Chinese law and in strict compliance with generally accepted commercial practice and standard of China.

2.4. Further Cooperation.

2.4.1 Owner agrees to pledge all of its Assets and accounts receivable to Servicing Party as guaranty of Owner’s obligations under the Agreement. Owner and Shareholders shall take all actions required for the pledge, including without limitations executing all related documents and registrations.

2.4.2 Except for the quarterly report as set forth in Section 5.1 of the Agreement, Servicing Party shall timely report to Owner as to the management of the Assets, which Servicing Party has agreed to be in the aggregate amount of Two Million Renminbi (2,000,000 RMB). Upon receipt of a report, Owner has 7 working days to provide Servicing Party with comments and suggestions, which Servicing Party agrees to take into consideration and to implement when it is commercially reasonable to do so, in rendering its services in the future.

2.4.3 Upon reasonable request from Owner, including its management, employees and authorized representative (such as its accountants and lawyers), Servicing Party shall furnish the requested information. Servicing Party agrees (i) to cooperate with Owner in order to facilitate the services relating to the Assets, and (ii) to immediately provide Owner with the relevant documents necessary to effectuate the services to be provided by Servicing party, and take all such further actions as deemed necessary.

2.4.4 To facilitate the ability of Servicing Party to provide the services set forth in this Agreement, Owner hereby grants Servicing Party its power of attorney, attached hereto as Attachment 2.

2.5. Meeting and Communication. Servicing Party and Owner shall meet regularly to review Servicing Party’s services. Servicing Party shall designate a primary contact person to whom Owner may direct all inquiries concerning Servicing Party’s services.

2.5.1 Servicing Party will respond in a commercially reasonable manner to any Owner’s inquiry regarding Servicing Party’s services. Servicing Party will implement in a commercially reasonable manner any Owner’s suggestions regarding Servicing Party’s services.

2.5.2 Servicing Party will communicate with Owner regarding any issues relating to the Assets that may affect the ability to maintain Owner’s business operations.
3. Records

3.1. Maintaining Records. Servicing Party shall maintain all records relating to the Assets, including all communications with between Servicing Party and third-parties regarding the Assets.

3.2. Original Documents. Servicing Party shall be entrusted with and maintain all original Owner’s documents, including without limitations documents containing original signatures and company seals. Servicing Party shall not release original documents to any individual or entity other than Owner.

3.3. Examination of Records. Upon 3-month notice, Owner or its representative may (i) examine any and all records and documents described in this Section 3, and (ii) discuss with the management and employees of Servicing Party regarding the records and documents, provided that any such examination does not affect Owner’s other rights under this Agreement and is undertaken in a manner that minimizes any interference with Servicing Party’s normal operations. Owner shall assume all expenses incurred in connection with the examination described herein.

4. Servicing Party’s Obligations

4.1. Receivable Account. After the execution of this Agreement, Servicing Party shall immediately set up the Receivable Account either in its name or in Owner’s name. The money to be deposited in the Receivable Account shall be without deduction of the Service Fee. Owner is entitled to any interests earned or credits extended arising from the Receivable Account.

4.2. Servicing Party as Owner’s Administrator. Owner hereby appoints Servicing Party as its administrator, to collect and deposit the Receivable into the Receivable Account. Owner is the sole beneficiary of the Receivable, the Assets and related rights. Servicing Party shall not commingle the Receivable with its own funds. Until a Receivable is deposited into the Receivable Account, Servicing Party shall hold any such Receivable in trust for the benefit of Owner.

4.3. Late Payment and Breach. If any third party breaches its obligations, Servicing Party shall take all commercially reasonable actions to seek damages from such third party.

4.4. Certain Rights of Owner. In the event of any one of the following: (i) a court order to assist a third-party involuntary bankruptcy, (ii) a court order to appoint an administrator, trustee or someone serving similar functions with respect to the assets of a third-party, or (iii) a court order to cease the business operation of a third party (these three events are collectively referred to as “Third-Party Bankruptcy Event”), Servicing Party shall immediately establish and maintain Owner’s rights with respect to any such third-party.

5. Financial Reports

5.1. Quarterly Report. Beginning on March 31, 2006, Servicing Party shall provide Owner with quarterly reports within thirty (30) days from the last day of each quarter, to enable Owner to review and assess (i) Servicing Party’s services, (ii) the Assets, and (iii) any third-party breach. The quarterly report shall conform to the format to be agreed to by Owner and Servicing Party, and shall describe Servicing Party’s services and efforts in collecting the Receivable during the relevant time period.

5.2. Indemnification Notice. Beginning on March 31, 2006, Servicing Party shall, on a quarterly basis, notify Owner in writing within thirty (30) days from the last day of each quarter the following:

5.2.1 any litigation, investigation or proceedings relating to the Assets;

5.2.2 any notices from a governmental agency to (A) suspend or revoke any licenses, permits, registration or membership of Servicing Party necessary for its operation or the services to be provided under this Agreement or (B) suspend or cease any of the services or operations of Servicing Party, which suspension cessation will detrimentally affect Servicing Party’s ability to carry out its obligations under this Agreement.

5.3. Transfer of Records. Within thirty (30) days from the termination of this Agreement, at the request of Owner, Servicing Party shall transfer all records and documents to Owner, except for such records and documents already in Owner’s possession. Owner shall bear all expenses relating to said transfer.

5.4. Report of Independent Auditor. During the term of this Agreement, Owner has the right each year to request that Servicing Party retain an independent auditor in China to audit the relevant books and records. The auditor shall provide owner with a copy of its audit report, which shall disclose all of the findings of the auditor. Owner shall bear all expenses relating to the independent auditor.

6. Service Fee

6.1. Service Fee. In consideration of its services, Servicing Party shall be entitled to the following fees: ninety-five percent (95%) of the total amount deposited into the Receivable Account (as determined by the quarterly report from Servicing Party), minus Owner’s operating costs and related expenses.

6.2. Payment by Owner.

6.2.1 At any time that the balance of the Receivable Account exceeds 10,000,000 RMB (excluding Service Fee and Receivable Expenses), Servicing Party shall deduct Service Fee and Receivable Expenses, and deposit the remaining sum in the Deposit Account.

6.2.2 At any time it incurs a Receivable Expense, Servicing Party may reimburse said Receivable Expense from the Receivable Account.

6.2.3 Provided that there is no breach of Section 8.2 of this Agreement, and after Servicing Party has verified with Owner the Receivable Expense and the amount of money deposited into the Deposit Account, the remaining sum shall be deemed to be the Service Fee earned by Servicing Party.

7. Covenants by Servicing Party

7.1. Standing, Status and Authority. During the term of this Agreement, Servicing Party shall maintain its good standing and its ability to carry out its obligations under this Agreement. Servicing Party has the authority to enter into this Agreement and provide all the services set forth herein and is not in breach or in conflict with its organizational documents or the relevant laws.

7.2. Servicing Party’s Performance of Its Services. Except as otherwise provided herein, Servicing Party shall not, in providing its services, cause detriment to (i) the obligations of any third-party, (ii) any records and files, (ii) the rights of Owner under this Agreement, or (iv) the exercise of Owner’s rights relating to the Assets.

7.3. Termination Right. Servicing Party may terminate this Agreement at any time in accordance with the terms of the Agreement.

8. Breach

8.1. Breach by Servicing Party. Servicing Party shall have 30 days after notice from Owner to correct any breach of its obligations under the Agreement. If Servicing Party fails to correct the breach, Owner shall commence legal action against Servicing Party.

8.2. Breach by Owner. The failure by Owner of its obligations under this Agreement shall constitute a breach (unless Owner can demonstrate that such failure is the result of events beyond its control). Owner shall have 30 days after notice from Servicing Party to correct any breach of its obligations under the Agreement.

8.3. Remedies.

8.3.1 The rights, privileges, powers, and remedies available to Owner hereto are cumulative and not exclusive of any other rights, privileges, powers, or remedies otherwise available to Owner. Additionally, Owner has the right to terminate its pledge, if any, to guaranty its performance of this Agreement.

8.3.2 The rights, privileges, powers, and remedies available to Servicing Party hereto are cumulative and not exclusive of any other rights, privileges, powers, or remedies otherwise available to Servicing Party. Additionally, Servicing Party has the right to terminate its pledge, if any, to guaranty its performance of this Agreement.

9. Indemnification

9.1. Indemnification by Servicing Party. Servicing Party shall indemnify and hold Owner harmless from and against any and all damages, losses, liabilities, expenses, settlement funds, attorney fees and all related costs incurred by Owner (collectively hereinafter “Owner Damages”) arising from (i) Servicing Party’s breach of its obligations, or (ii) Servicing Party’s breach of its covenants and warranties, except that Servicing Party shall not be liable for any Owner Damages caused by (a) any third-party, (b) Owner, and (c) actions taken by Servicing Party at the direction of Owner. Except for the Owner Damages, Servicing Party shall not assume liability for other damages, liquidated damages or damages to Owner’s goodwill.

9.2. Indemnification by Owner. Owner shall indemnify and hold Servicing Party harmless from and against any and all damages, losses, liabilities, expenses, settlement funds, attorney fees and all related costs incurred by Servicing Party (collectively hereinafter “Servicing Party Damages”) arising from (i) Owner’s breach of its obligations, or (ii) Owner’s breach of its covenants and warranties, except that Owner shall not be liable for any Servicing Party Damages caused by (a) Servicing Party, and (c) actions taken by Owner at the direction of Servicing Party. Except for the Servicing Party Damages, Owner shall not assume liability for other damages, liquidated damages or damages to Servicing Party’s goodwill.

10. Term

10.1. Term of this Agreement. In accordance with Section 11.1 of this Agreement, this Agreement shall commence on January 5, 2006, and shall terminate at the earlier of:

10.1.1 Twenty (20) years from the execution of this Agreement (hereinafter the “Term”);

10.1.2 The mutual agreement of the parties to terminate the Agreement;

10.1.3 The termination of this Agreement by Servicing Party.

10.2. Effect of Termination. Either before the end of the Term, or within three months after the termination by mutual agreement of the parties or by Servicing Party:

10.2.1. Servicing Party shall transfer all of its services to the Successor Servicing Party, including without limitation, direct all third-parties to transfer all Receivable to the account or location designated by Owner. However, in the event that at the end of the term there is no Successor Servicing Party or Owner and Servicing Party have not agreed to extend the Term, then all remaining Assets shall be auctioned off in a commercially reasonable manner with consent from Owner;

10.2.2 The termination of the Agreement shall not affect any rights that Owner has during the course of the Term; and

10.2.3  After the termination of the Agreement, Owner shall have no further obligations with respect to the Service Fee, and Servicing Party with respect to the services relating to the Assets.

11. General Provisions

11.1. Ownership. All receipts, all records and files as described in Section 3 of this Agreement, and all related documents are the sole and exclusive property of Owner.

11.2. Applicable Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the PRC. Any dispute arising out of this Agreement shall be submitted to arbitration in Beijing under the auspices of China International Economic and Trade Arbitration Commission. During the period when a dispute is being resolved, the parties shall in all other respects continue their implementation of this Agreement.

11.3. Notice. Except as otherwise provided, all notices pursuant to this Agreement shall be written in Chinese and English and delivered personally, or sent by registered mail of by facsimile transmission to the address of the parties set forth below (or to the address or facsimile number provided by a party in writing 5 days before the notice). The date when the notice is deemed duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon the delivery, (b) a notice sent by facsimile transmission is deemed duly served upon the completion of the transmission, except that if the notice is transmitted on a non-work day, the notice is deemed duly served upon the first work-day thereafter.

Shanxi Bestlink Management Consulting Co., Ltd.
Business Address: 8/F, Beicang Building, Jianshe North Road No76, Taiyuan, Shanxi Province, PRC
Attn: Beicang Hou
Fax: 0351-4656787

Fanshi County Xinyu Iron Resource Co., Ltd.
Business Address: Daying Town South, Fanshi County, Shanxi Province, PRC
Attn: Junsheng Wang
Fax: 0350-5582700

Shanxi Changchi Enterprises Co., Ltd.
Business Address: Liuxiang South Road No48, Taiyuan City, Shanxi Province, PRC
Attn: Beicang Hou
Fax:0351-4656981

Junsheng Wang
Business Address: Daying Town South, Fanshi County, Shanxi Province, PRC
Attn: Junsheng Wang
Fax: 0350-5582700

11.4. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement.

11.5. Severability. If any provision of this Agreement shall be held to be prohibited by or invalid under any applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.
11.6. Assign. This Agreement shall be binding upon the parties’ successors and assigns.

11.7. Surrender of Rights. The untimeliness or delay by any party in the execution or implementation of this Agreement shall not be deemed as surrender by that party of its rights under the Agreement. A party may only surrender its rights under the Agreement in writing.

11.8. Further Actions. The parties shall take all such further actions as necessary to implement and effectuate this Agreement.

11.9. Expenses. Except as otherwise provided, each party is to bear its own expenses incurred relating to the negotiation and preparation of this Agreement.

11.10. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

11.11. Language. The language of this Agreement shall be in Chinese and English.

[Remainder of the Page Intentionally Blank]

[Signature Page]

In witness whereof, the parties have signed this Agreement as of the date and year first written above.

Owner:
Fanshi County Xinyu Iron Resource Co., Ltd.

/s/ Junsheng Wang

Authorized Representative

Shareholder:
Shanxi Chungchi Enterprise Co., Ltd.

/s/ Beicang Hou

Authorized Representative

/s/ Junsheng Wang

Junsheng Wang, Shareholder

Servicing Party:
Shanxi Bestlink Management Consulting Co., Ltd.

/s/ Beicang Hou

Authorized Representative

Attachment 1
Assets

1.
All the rights to use of Owner with respect to assets and inventories however owned by Owner (“Assets”), including without limitations cash, equipments and machinery, land use rights, factories and construction-in-progress.

2.	All contracts, permits, authorizations of Owner (with any amendments, additions, restatements are collectively referred to as “Business Agreements”) and rights thereto.

3.	All agreements, files, records, communications (including without limitation all programs, storage tapes, software and related intellectual property rights are collectively referred to as “Records”).

4.	All benefits and liabilities relating to Items 1 and 2 above.

Attachment 2
Power of Attorney

Fanshi County Xinyu Iron Resource Co., Ltd. (“Fanshi Iron Resource”) hereby grants Shanxi Bestlink Management Consulting Co., Ltd. (“Bestlink”) on an exclusive basis to manage all of the assets (“Assets”) of Fanshi Iron Resource and to represent Fanshi Iron Resource in contract negotiation and all other business matters, using all methods permissible under PRC law (including without limitations legal proceeding, debt collection, debt consolidation, debt negotiation and settlement.

To avoid any conflict, Bestlink is hereby granted the right, without the prior consent of Fanshi Iron Resource, to: (1) appoint attorneys, accountants and other consultants, (2) negotiate, (3) forgive or settle debts, and (4) take all other actions that Bestlink believes is necessary and/or appropriate to manage the Assets and perform related services, including without limitation to communicate with any oversight governmental agencies.

Fanshi Iron Resource has the authority to grant Bestlink all the rights herein.

This Power of Attorney is effective as of January 5, 2006 and shall expire on December 31, 2025.

Fanshi County Xinyu Iron Resource Co., Ltd.

/s/ Junsheng Wang

Authorized Representative

Dated: 1/5/2006

Attachment 3
Description of Management Services

1.	General Management:

To advise and assist with business operation and to provide consulting service, especially with respect to organization of production lines and quality control.

2.	Human Resource:

(i)	To advise and assist with Fanshi Iron Resource’s human resource, including hiring and retention of management and administrative personnel and workers;

(ii)	To train and develop management and administrative personnel and workers;

(iii)	To assist Fanshi Iron Resource with management of payroll;

(iv)	To advise and assist Fanshi Iron Resource with changes in management and employee personnel.

3.	Sales Distribution Management:

To assist Fanshi Iron Resource with managing and developing sales distribution channels

4.	Other Services:

To be determined as mutually agreed by the parties.